Exhibit 99.1

The Global Power Company	NEWS RELEASE

Media Contact: Robin Pence 703-682-6552

Investor Contact: Scott Cunningham 703-682-6336

AES to File Amended Financial Statements;

Relates Primarily to Deferred Tax Accounting for Acquisitions Prior to 2001

ARLINGTON, VA., July 27, 2005 – As a result of the continuing evaluation of AES Corporation’s (NYSE:AES)  deferred income tax accounting and reconciliation controls process disclosed in the company’s 2004 Form 10-K, AES announced today that it would restate its 2002, 2003, 2004 and first quarter 2005 financial statements.  The adjustments requiring restatement primarily relate to the accounting treatment for deferred taxes associated with certain acquisitions completed prior to 2001. There are currently no impacts of the expected restatement on the revenues, operating expenses (other than as mentioned below) or net cash from operating activities of the company or its subsidiaries for these periods.

As part of the company’s remediation plan associated with the material weakness in internal control over financial reporting related to deferred taxes, AES retained an independent registered public accounting firm to assist the company with its review of its controls and processes.  This review will be completed as expeditiously as possible.  As previously noted, adjustments identified primarily relate to the accounting for deferred taxes upon original acquisition of certain foreign subsidiaries prior to 2001.   These adjustments primarily impact deferred tax balances, fixed assets and the other comprehensive income portion of stockholder’s equity as well as income tax expense, depreciation expense and foreign currency gains and losses on the remeasurement of deferred taxes.

As a result of the detailed review, deferred tax adjustments for certain subsidiaries were identified, largely stemming from:

•      Purchase accounting deferred tax adjustments associated with foreign acquisitions, including the effects of the local tax basis generated in countries where indexing of fixed asset deductions due to inflation is allowable for local tax purposes.

•      Foreign currency remeasurement of deferred tax balances in certain subsidiaries where the U.S. dollar is the functional currency.

•      Amounts associated with the reconciliation of income tax returns to deferred tax balances.

In addition, accounting calculation errors were identified related to our subsidiary in Cameroon resulting in adjustments that primarily will impact the balance sheet fixed asset and currency translation accounts.

Based on management’s review, it believes that all errors were inadvertent and unintentional.  The company has not completed its analysis and has not yet determined the final amount and nature of the adjustments.

The previously issued financial statements and report of the company’s independent registered public accounting firm, Deloitte & Touche L.L.P., should no longer be relied upon.  The company will file an amended 2004 Form 10-K and an amended first quarter 2005 Form 10-Q reflecting the restated amounts as soon as practicable.  The decision to restate prior financial statements was made on July 26, 2005 by the Audit Committee of AES’s Board of Directors, upon the recommendation of management and has been discussed with Deloitte & Touche L.L.P.

The restatement is not expected to affect the company’s 2005 cash flow-related financial guidance previously disclosed on February 3, 2005, but could effect income statement elements related to depreciation expense, foreign currency gains and losses, and tax expense in 2005.

AES expects to reschedule the release of its second quarter 2005 financial results and conference call that was previously scheduled to be held on August 9, and will announce a new date at a future time.

About AES

AES is a leading global power company, with 2004 revenues of $9.5 billion. AES operates in 27 countries, generating 44,000 megawatts of electricity through 124 power facilities and delivers electricity through 15 distribution companies. Our 30,000 people are committed to operational excellence and meeting the world’s growing power needs. To learn more about AES, please visit www.aes.com or contact media relations at media @aes.com.

Safe Harbor Disclosure

This news release contains forward-looking statements within the meaning of the Securities Act of 1933 and of the Securities Exchange Act of 1934.  Such forward-looking statements include, but are not limited to, those related to future earnings, growth and financial and operating performance.  Forward-looking statements are not intended to be a guarantee of future results, but instead constitute AES’s current expectations based on reasonable assumptions.  Forecasted financial information is based on certain material assumptions.  These assumptions include, but are not limited to continued normal levels of operating performance and electricity demand at our distribution companies and operational performance at our contract generation businesses consistent with historical levels, as well as achievements of planned productivity improvements and incremental growth in investments at normalized investment levels and rates of return consistent with prior experience. Actual results could differ materially from those projected in our forward-looking statements due to risks, uncertainties and other factors. Important factors that could affect actual results are discussed in AES’s filings with the Securities and Exchange Commission, including, but not limited to the risks discussed under the caption “Cautionary Statements and Risk Factors” in AES’s 2004 annual report on Form 10-K.  Readers are encouraged to read AES’s filings to learn more about the risk factors associated with AES’s business.  AES undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.